Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-65980, Post-Effective Amendment No. 1 to Registration Statement No. 33-77526, Registration Statement No. 333-70477 and Registration Statement No. 333-151645 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and the consolidated financial statement schedule of Fossil, Inc. and subsidiaries and the effectiveness of Fossil, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil, Inc. for the year ended December 31, 2011.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 29, 2012